EXHIBIT 12(d)

Proxy voting policy for SCB Asset Management Co., Ltd.

Statement of Policies and Procedures for Voting Proxies

INTRODUCTION

As a registered investment adviser, SCB Asset Management Co., Ltd. (“SCBAM,” “we” or “us”) has a fiduciary duty to act solely in the best interests of our clients.  As part of this duty, we recognize that we must exercise voting rights in the best interests of our clients.

SCBAM recognizes the importance of good corporate governance in ensuring that management and boards of directors fulfill their obligations to stockholders.  As part of our investment process, we take into account the attitudes of management and boards of directors on corporate governance issues when deciding whether to invest in a company.

SCBAM is a global investment manager, and invests significantly in emerging markets.  It should be noted that protection for stockholders may vary significantly from jurisdiction to jurisdiction, and in some cases may be substantially less than in the U.S. or developed countries.

This statement is intended to comply with Rule 206(4)-6 of the Investment Advisers Act of 1940.  It sets forth the policy and procedures of SCBAM for voting proxies for our clients, including investment companies registered under the Investment Company Act of 1940.

PROXY VOTING POLICIES

It is the general policy of SCBAM to support management of the companies in which it invests and will cast votes in accordance with management’s proposals.  However, SCBAM reserves the right to depart from this policy in order to avoid voting decisions that we believe may be contrary to our clients’ best interests.

Elections of Directors:  In many instances, election of directors is a routine voting issue.  Unless there is a proxy fight for seats on the Board or we determine that there are other compelling reasons for withholding votes for directors, we will vote in favor of the management proposed slate of directors.  That said, we believe that directors have a duty to respond to stockholder actions that have received significant stockholder support.  We may withhold votes for directors that fail to act on key issues such as failure to implement proposals to declassify boards, failure to implement a majority vote requirement, failure to submit a rights plan to a stockholder vote and failure to act on tender offers where a majority of stockholders have tendered their shares.

Appointment of Auditors:  The selection of an independent accountant to audit a company’s financial statements is generally a routine business matter.  SCBAM believes that management remains in the best position to choose the accounting firm and will generally support management’s recommendation.

Changes in Capital Structure:  Changes in a company’s charter, articles of incorporation or by-laws are often technical and administrative in nature.  Absent a compelling reason to the contrary, SCBAM will cast its votes in accordance with the company’s management on such proposals.  However, we will review and analyze on a case-by-case basis any non-routine proposals that are likely to affect the structure and operation of the company or have a material economic effect on the company.

Corporate Restructurings, Mergers and Acquisitions:  SCBAM believes proxy votes dealing with corporate reorganizations are an extension of the investment decision and will take account of our investment process policy in deciding how to vote.

Corporate Governance:  SCBAM recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfill their obligations to the stockholders.  We generally favor proposals promoting transparency and accountability within a company.

Social and Corporate Responsibility:  SCBAM recognizes the importance of supporting sound and responsible policies in relation to social, political and environmental issues.  However, in the interests of stockholders, we reserve the right to vote against proposals that are unduly burdensome or result in unnecessary and excessive costs to the company.  We may abstain from voting on social proposals that do not have a readily determinable financial impact on stockholder value.

Executive Compensation:  SCBAM believes that company management and the compensation committee of the board of directors should, within reason, be given latitude to determine the types and mix of compensation and benefit awards offered.  Whether proposed by a stockholder or management, we will review proposals relating to executive compensation plans and, if deemed excessive, may vote against the proposals.

PROXY VOTING PROCEDURES

Proxy voting

Our portfolio management team is responsible for the coordination of SCBAM’s proxy voting.  They liaise with the Product managers and/or the Proxy voting committee to ascertain how SCBAM will vote.  They will then instruct the relevant Custodians.  The portfolio management team is also responsible for ensuring that full and adequate records of proxy voting are kept.

The Product managers will implement the Proxy voting policies by instructing proxy voting in accordance with the general principles contained herein.

Proxy Voting Committee

We have formed a Proxy Voting Committee to regularly review our general proxy policies and consider specific proxy voting matters as and when deemed necessary.  Members of the committees include senior investment personnel and representatives of the Legal & Compliance Department.  The committee may also evaluate proxies where we face a material conflict of interest (as discussed below).

Conflicts of Interest

SCBAM recognizes that there is a potential conflict of interest when we vote a proxy solicited by an issuer with whom we have any material business or personal relationship that may affect how we vote on the issuer’s proxy.  We believe that oversight by the proxy voting committee ensures that proxies are voted with only our clients’ best interests in mind.  In order to avoid any perceived conflict of interests, the following procedures have been established for use when we encounter a potential conflict.

a.                                      The portfolio management team will refer to the Legal and compliance team any proxy votes that are issued by existing clients or where SCBAM holds a significant voting percentage of the company.  The Legal and compliance team will make the initial determination about whether a material conflict of interest exists based on the facts and circumstances of each particular situation.

b.                                      If our proposed vote is consistent with our stated proxy voting policy, no further review is necessary.

c.                                       If our proposed vote is contrary to our stated proxy voting policy but is also contrary to management’s recommendation, no further review is necessary.

d.                                      If our proposed vote is contrary to our stated proxy voting policy and is consistent with management’s recommendation, the proposal is escalated to the proxy committee for final review and determination.

Proxies of Certain Non-U.S. Issuers

Proxy voting in certain countries requires “share blocking.”  That is, stockholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one-week)

with a designated depositary.  During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the clients’ custodian banks.  SCBAM may determine that the value of exercising the vote does not outweigh the detriment of not being able to transact in the shares during this period.  Accordingly, if share blocking is required we may abstain from voting those shares.  In such a situation we would have determined that the cost of voting exceeds the expected benefit to the client.

PROXY VOTING RECORD

Clients may obtain information on how SCBAM voted with respect to their proxies by contacting our Client services team at SCB Asset Management Co., Ltd., 130-132 Sindhorn Tower 3 Bldg., 23rd Floor, Wireless Road, Phatumwam, Bangkok 10330, Thailand, Tel No. 66-2263-2800 ext. 2222, Fax No. 66-2263-4001 or email www.marketing@scbam.com.

(1)  As it is used in this document, the term “conflict of interest” refers to a situation in which the Investment Manager or affiliated persons of the Investment Manager have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Manager to the Fund which could potentially compromise the Investment Manager’s independence of judgment and action with respect to the voting of the proxy.

(2)  The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.